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                                                                    EXHIBIT 99.1

LENNOX INTERNATIONAL ADOPTS STOCKHOLDER RIGHTS PLAN

         (DALLAS -- July 27) -- Lennox International Inc. (NYSE: LII) announced today that its board of directors has adopted a stockholder rights plan designed to protect company stockholders from coercive or unfair takeover techniques. Terms of the plan provide for a dividend distribution of one right for each outstanding share of common stock to shareholders of record at the close of business on August 7, 2000.
         The plan would be triggered if an acquiring party accumulates 15% or more of the company's common stock, entitling holders of the rights to purchase either the company's stock or shares in an acquiring entity at half of market value. The company would generally be entitled to redeem the rights at $.01 per right at any time until the tenth day following the time the rights become exercisable. The rights will expire on July 27, 2010.
         "The adoption of the rights plan is not a response to any accumulation of shares or hostile takeover attempt," said John W. Norris, Jr., chairman and CEO. "It is simply a means of safeguarding against any future possibility of abusive takeover tactics. Our board of directors believes the plan represents a sound and reasonable means of safeguarding the interests of our company's stockholders."
         Mr. Norris said the plan is similar to those adopted by over 2,000 other companies. He also noted details of the new plan will be outlined in the company's form 8-K filing with the SEC, as well as in a letter to be mailed on August 17, 2000 to stockholders of record as of August 7, 2000.
         Selling heating, ventilation, air conditioning, and refrigeration equipment in over 70 countries, Lennox International Inc. is a global leader in climate control solutions. Lennox operates in five key business segments: North American residential, North American retail, worldwide commercial refrigeration, worldwide commercial air conditioning, and worldwide heat transfer. Lennox International stock is traded on the New York Stock Exchange under the symbol "LII." Additional information is available at: WWW.LENNOXINTERNATIONAL.COM or by contacting Bill Moltner, Director, Investor Relations, at 972-497-6670.
         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox' publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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